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                                                                   EXHIBIT 10.56

                       STREAMLOGIC OEM SUPPLY AGREEMENT


PARTIES TO THE AGREEMENT:

ST Chatsworth Pte Ltd (to be renamed Micropolis Pte Ltd) (hereinafter called "Micropolis Pte Ltd") and Micropolis Corporation (to be renamed StreamLogic Corporation) (hereinafter called "StreamLogic").

ITEMS SUBJECT TO THE AGREEMENT:

All disk drives ("Drives") manufactured or sold by Micropolis Pte Ltd for the term of this agreement.

TERM:

Subject to the last paragraph of this Agreement, this agreement shall be in full force and effect on the Closing Day of the Asset Purchase Agreement and run until April 2, 1998 unless earlier terminated by either party as a result of the material default of the other party. It shall be renewable annually thereafter with the mutual consent of both parties.

OEM AGREEMENT:

This is an OEM agreement. Under no conditions is StreamLogic to resell Drives into the distribution, or other market under the Micropolis name, or any other name. All Drives sold to StreamLogic are to be incorporated in its systems or products, and sold under StreamLogic's brand names.

RIGHT OF FIRST REFUSAL:

StreamLogic must offer all its Drive business and requirements to Micropolis Pte Ltd on a right-of-first refusal basis. If Micropolis Pte Ltd is unable to provide at least 50% of StreamLogic's quarterly volume and delivery requirements and meet the other competitive terms, conditions and availability of other disk drive providers, StreamLogic may purchase its disk drive requirements from the other providers. However, StreamLogic will offer its business to Micropolis Pte Ltd at least quarterly.

BUSINESS COOPERATION AND PRACTICES:

Micropolis Pte Ltd and StreamLogic will work to provide one another with all information reasonably required by each to make their respective business decisions. StreamLogic will provide to Micropolis Pte Ltd a six month rolling forecast of its drive requirements. Micropolis Pte Ltd will share its technology road maps with StreamLogic, and will provide price projections to StreamLogic for its use in product planning. Neither party will be bound by the forecasts and/or projections made to the other.

LEAD-TIME:

Micropolis Pte Ltd will work aggressively to reduce lead times, and will publish its lead times (defined as time from receipt of order to delivery in Chatsworth) on a regular basis to StreamLogic. In no event will lead time exceed 30 days.

PURCHASE ORDERS:

StreamLogic will order Drives on the basis of purchase orders which it shall issue monthly; such orders will be binding only upon Micropolis Pte Ltd's acceptance of the order. The terms and other conditions of the sale and purchase of drives not covered in this Agreement shall be governed by StreamLogic's purchase order terms, as may be modified by Micropolis Pte Ltd and mutually agreed by both parties. Prices and other detailed matters will be governed by the purchase order. Purchase orders will cover lead time. Such orders may be canceled or rescheduled unless the delivery date is within 15 days from the proposed cancellation date.
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OEM Supply Agreement


READYSTOCK:

Micropolis Pte Ltd will make its ReadyStock program available to StreamLogic on the following key terms. StreamLogic will issue a purchase order for each calendar quarter, subject to acceptance by Micropolis Pte Ltd in accordance with the prior paragraph. Micropolis Pte Ltd will maintain ReadyStock in Chatsworth based on a rolling three-month forecast from StreamLogic. Up to 10% of any purchase order may be canceled by StreamLogic. On the last day of every fiscal quarter, product remaining in the ReadyStock, less the amount which can be canceled, will be shipped to StreamLogic. No change in the payment terms will result if StreamLogic adopts the ReadyStock program.

PRICE:

The prices to be paid for the Drives by StreamLogic will be US dollar prices and shall be either the lower of 1) most favored OEM, or 2) a 15% markup over the standard factory cost of Micropolis Pte Ltd. Standard factory cost is defined as actual material cost, labor and factory burden as set on a quarterly basis by Micropolis Pte Ltd using its accounting practices. Prices will be set quarterly, and StreamLogic will have the right to select, at the commencement of each calendar quarter, the price basis (cost plus or most favored OEM) on a product by product basis. Prices will be verified to be in accordance with this agreement by a mutually agreed upon third-party audit firm which shall be appointed on an annual basis. The cost of the third-party audit, which shall be conducted quarterly, will be shared equally by the parties to this agreement. The third-party audit firm shall be required only to verify whether the prices paid by StreamLogic are in accordance with their selection (cost plus or most favored OEM) and it shall not reveal any other information, in particular prices paid by Micropolis Pte Ltd's other customers.

PAYMENT TERMS:

Payments will be due 60 days from invoice date, in US dollars, to the remittance address provided by Micropolis Pte Ltd.

ACCOUNT MANAGER:

Micropolis Pte Ltd will appoint an account manager to be the point of contact for StreamLogic staff on all Drive issues. The account manager will have the authority and ability to interact with all levels of the Micropolis Pte Ltd organization in order to meet the requirements of StreamLogic.

WARRANTY:

Drives shall come with the standard Micropolis Pte Ltd's warranty, as shall be published from time to time by Micropolis Pte. Ltd.

WARRANTY REPAIR:

Upon verbal request (which shall be followed up in writing), Micropolis Pte Ltd will issue a Returned Goods Authorization (RGA) to StreamLogic to return failed drives for warranty repair. Such RGA shall be issued within 24 hours of a request for same. Replacement Drives will be shipped to StreamLogic within 7 days after the receipt by Micropolis Pte Ltd of the failed units. StreamLogic must properly label all such returns, clearly showing the RGA number and other required, customary documentation in order to facilitate the processing of the return by Micropolis Pte Ltd.
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OEM Supply Agreement


Micropolis Pte Ltd reserves the unconditional right to inspect all such returns and determine the cause of failure. If the cause of failure is found to be "customer damage", i.e. damage as a result of handling or other procedures, Micropolis Pte Ltd will notify StreamLogic of its findings and offer a price to repair the drive. StreamLogic may accept or decline such offer.

DEAD ON ARRIVAL:

Drives which fail out-of-the-box , which shall be defined as no more than 90 days after receipts by StreamLogic, shall be deemed "dead on arrival". Such drives will be replaced within 48 hours by Micropolis Pte Ltd; if replacement Drives are not so furnished, StreamLogic may return the Drives for a full credit of the purchase price which had been charged StreamLogic.

ASSIGNMENT:

This Agreement shall not be assigned by either party without the prior written consent of the other party.

GOVERNING LAW:

This agreement shall be construed in accordance with, and all disputes arising hereunder shall be governed by, the laws of the State of California. The parties hereto subject themselves to the jurisdiction of the state and federal courts to the State of California with respect to any dispute, disagreement or claim arising hereunder, and agree that any such dispute, disagreement or claim shall be resolved by such California state and federal courts.

SUBJECT TO CLOSING OF ASSET PURCHASE AGREEMENT:

The rights and obligations of the parties to this agreement are conditional upon the closing of the sale of the disk drive assets by StreamLogic to Micropolis Pte Ltd as set forth in the Asset Purchase Agreement dated January 24, 1996, made between the parties hereto.


Agreed to this 4th of March  1996.
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/s/ Joe Chen
-----------------------------------
Dr. Joe Chen
President,  ST Chatsworth Pte. Ltd. (to be renamed Micropolis Pte Ltd)



/s/ J. Larry Smart
-----------------------------------
Mr. J. Larry Smart
Chairman of the Board, CEO and President
Micropolis Corporation (to be renamed StreamLogic Corporation)